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Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Media Dan Greenfield 404-748-6889 404-432-6526 (mobile) greenfie@corp.earthlink.net
Investors Michael Gallentine 404-748-7153 404-395-5155 (mobile) gallentineml@corp.earthlink.net

EARTHLINK REPORTS RESULTS FOR SECOND QUARTER 2003

        ATLANTA, July 22, 2003—EarthLink, Inc. (NASDAQ: ELNK) today announced its financial results for its second quarter that ended June 30, 2003.

        Financial highlights for the quarter:

  •
  Revenues of $352.3 million, an increase of 5.0 percent from the same period a year ago.

  •
  Earnings before interest income and expense, taxes, depreciation and amortization (EBITDA) of $29.8 million, compared to $12.0 million from a year ago.

  •
  Net earnings before acquisition-related amortization and accretion dividends of $11.4 million compared to a loss of $10.8 million from a year ago.

  •
  Net loss of $14.5 million compared to a loss of $34.9 million from a year ago.

        "During the quarter, EarthLink continued to make impressive strides in driving down costs while actively moving ahead on our ongoing efforts to enhance the value proposition for our subscribers," said Garry Betty, EarthLink's chief executive officer. "As part of our aggressive stance against spam, EarthLink became the first major ISP to provide its customers with a tool that virtually eliminates 100 percent of all junk email."

Second Quarter Financial Results

Subscriber Highlights

        EarthLink ended the second quarter with approximately 5.04 million paying subscribers, up 180,000, or 3.7 percent, from a year ago. The company added 102,000 broadband subscribers during the quarter, ending the quarter with 993,000 broadband customers, up 64.4 percent from a year ago. Total narrowband subscribers declined 4.9 percent from a year ago to approximately 3.9 million. PeoplePC Online, the company's value-priced narrowband service, added approximately 78,000 subscribers to end the second quarter with 197,000 subscribers. This growth in the value segment partially offsets shrinkage in the traditional premium narrowband subscriber base. Monthly subscriber churn was 3.9 percent in the quarter, down slightly from last quarter's rate of 4.0 percent, but up slightly from the prior year quarter's rate of 3.8 percent. This slight uptick reflects early-life churn from the high level of subscriber additions in the first quarter and an increase in narrowband subscribers leaving for broadband over the past year.

Financial Performance

        Total revenues were $352.3 million in the quarter, an increase of 5.0 percent from the prior year quarter. Broadband revenues grew 53.0 percent over the second quarter of 2002 to $88.5 million and now represent 25.1 percent of EarthLink's total revenues. Narrowband revenues were $245.4 million in the quarter, down 5.9 percent from the prior year quarter, due to a decline in traditional dial-up subscribers, which was offset somewhat by the growth of the company's PeoplePC Online offering. Web hosting revenues and advertising, content and commerce revenues collectively were $18.3 million, an increase of 8.2 percent compared to the prior year quarter, driven primarily by increased search-related revenues.

        EarthLink's quarterly EBITDA improved to $29.8 million from $12.0 million in the prior year quarter, and quarterly net loss improved from $34.9 million to $14.5 million. This improvement reflects year over year revenue growth and significant reductions in customer support and telecommunications costs per subscriber. Cost of revenue in the quarter includes a $4.8 million charge to write-down MailStation inventory, as further described later in this release. Gross margins before sales incentives increased from 59.7 percent in the prior year quarter to 61.2 percent in the current year quarter, and to 62.6 percent excluding the MailStation inventory write-down. This increase reflects lower telecommunications costs per subscriber for both the narrowband and broadband product lines. Sales and marketing expenses, including sales incentives, were $100.2 million, a decrease of 2.8 percent compared to the prior year quarter, while gross subscriber additions in the second quarter of 2003 were 16.1 percent greater than the prior year quarter. As a percent of revenues, sales and marketing expenses, including sales incentives, decreased to 28.4 percent in the second quarter of 2003 from 30.7 percent in the prior year quarter. Operating expenses, which include operations, customer support, and general and administrative expenses, were $105.6 million, a 5.4 percent decrease from the prior year quarter. This decrease reflects the cost savings related to the consolidation of call center activities in the first quarter. Total operating expenses decreased to 30.0 percent of revenues from 33.3 percent in the prior year quarter.

        EarthLink's net earnings before acquisition-related amortization and accretion dividends for the second quarter of 2003 was $11.4 million, or $0.07 per share, an improvement from a loss in the prior year period of $10.8 million, or $0.07 per share. Overall net loss attributable to common stockholders improved to $15.3 million, or $0.10 per share, from $40.4 million, or $0.27 per share in the prior year quarter.

        Gross margins before sales incentives, EBITDA, EBITDA before facility exit costs (Adjusted EBITDA), and net earnings (loss) before facility exit costs, acquisition-related amortization and accretion dividends and the related per share amounts are non-GAAP financial performance measures. They should not be considered in isolation or as an alternative to measures determined in accordance with accounting principles generally accepted in the United States. Please refer to the Consolidated Financial Highlights and Note 5 of the Consolidated Financial Highlights for a reconciliation of these non-GAAP financial performance measures to the most comparable measure reported in accordance with accounting principles generally accepted in the United States and a discussion of the presentation, comparability and use of such financial performance measures.

Balance Sheet

        EarthLink continues to maintain a strong balance sheet with cash and marketable securities of $456.0 million. EarthLink repurchased 9.4 million shares of its common stock for $55.5 million during the second quarter, including the purchase of nine million shares of its common stock from Sprint Corporation.

Other Second Quarter Highlights and Recent Developments

        EarthLink enjoyed considerable success in the second quarter in its efforts to enhance its value proposition and extend its growing reputation for product innovation. In particular, the company introduced a set of tools designed to let subscribers better manage their time online and minimize the aggravation caused by spam and unwanted pop-up ads.

        With the launch of spamBlocker, EarthLink became the first major Internet service provider to offer customers at no additional charge, an optional feature that enables its subscribers to eliminate virtually 100 percent of all junk email. spamBlocker builds upon EarthLink's successful spaminator product and offers subscribers a new level of protection. By residing on EarthLink's email servers, spamBlocker blocks junk email messages before they ever reach the customer's inbox.

        EarthLink believes that spamBlocker is a superior solution for people receiving excessive email compared to the spam filtering offered by competitors. spamBlocker is part of the company's multifaceted approach to fight spam that includes innovative technical solutions, legal action, legislative support and consumer education. EarthLink also launched the latest version of its Pop-Up Blockersm, equipped with a feature that combats the growing number of rich media ads on the Internet. Pop-Up Blocker is a feature that allows customers, again at no additional charge, to better control and enhance their Internet surfing experience.

        Building on its record for award winning service, EarthLink received a CNET Editors' Choice award for its EarthLink Plus dial-up service which debuted in the first quarter. EarthLink Plus incorporates a web acceleration feature which allows dial-up subscribers to surf the Web at speeds that are up to five times faster than those of a standard narrowband connection.

        Given strong customer interest in speed for Web surfing, EarthLink today announced that it will make the web accelerator tool a standard feature in its premium dial-up service during the third quarter. This decision is intended to increase the appeal of EarthLink's dial-up offering, to attract more new customers and to further satisfy the dial-up experience of current customers.

        In addition, the company has decided to reduce its emphasis on the MailStation email appliance and recorded a $4.8 million charge to write-down MailStation appliance inventory on hand and in the retail channels. EarthLink will continue to provide service to its existing MailStation customers.

        Finally, EarthLink announced today that it is currently renegotiating its cable broadband agreement with Charter Communications. Under the proposed terms of the deal, EarthLink would evolve from providing wholesale Internet services to Charter in certain markets to offering a premium Internet service for an additional monthly fee directly to existing Charter subscribers in these markets. EarthLink and Charter will also discuss extending this offering to all Charter territories. The new offering, called "EarthLink Experience," includes such features as Pop-Up Blocker, spamBlocker, Web and pop mail, 8 email boxes, and ten hours of dial-up access each month and can be purchased as an add-on to Charter (Pipeline service).

        During a transition period that may last up to a year, EarthLink would continue providing wholesale services to Charter at a nominal rate, which would result in an estimated $4 million reduction in revenue per quarter. Due to the near term reduction in revenue per customer under this arrangement, beginning in the third quarter EarthLink will exclude approximately 152,000 Charter Communications broadband subscribers from its total paying subscriber count until they subscribe to "EarthLink Experience."

Business Outlook

        The following statements are based on management's current expectations. These statements are forward-looking, and actual results may differ materially. See comments under "Forward-Looking Statements" below. The company undertakes no obligations to update these statements.

        Based on results to date, current market trends and the company's operating plans for the remainder of the year, EarthLink is modifying its previously stated expectations for the year. As a result of the removal of the Charter wholesale cable broadband subscribers until they elect a direct relationship with EarthLink, which we expect to occur primarily in early 2004, the company now expects to add 230,000 to 280,000 net broadband subscribers for the year. Accordingly, the company also now expects to end the year with approximately 5.0 million to 5.15 million total paying subscribers. We expect revenues for the year to be approximately $1.4 billion. As a result of improved operating margins from reduced telecommunications and customer service costs, EarthLink anticipates that EBITDA before facility exit costs (Adjusted EBITDA) for the year will be approximately $102 million to $114 million. For the year, EarthLink's net loss is expected to be in the range of $86 million to $100 million. Net income is expected to be approximately break even in the fourth quarter of 2003.

        In the third quarter, the company expects total subscribers to grow at a rate similar to or slightly greater than in the second quarter of 2003. Of the overall subscriber growth, we expect broadband to generate 80,000 to 90,000 net new subscribers, excluding the effect of the removal of approximately 152,000 Charter customers from our subscriber count. Revenue is expected to be approximately $350 million in the quarter, reflecting reduced revenue from Charter and some continuing decline in narrowband subscribers, offsetting growth in other broadband service revenues. Quarterly EBITDA is expected to be in the range of $25 million to $31 million during the second half of the year, reflecting increased sales and marketing expenditures to drive increased customer growth.

Conference Call for Analysts and Investors

        Investors in the U.S. and Canada interested in participating in the conference call on July 22, 2003 at 8:30 a.m. Eastern Daylight Time (EDT) may dial 1-800-706-0730 and reference the EarthLink call. Other international investors may dial 1-706-634-5173 and also reference the EarthLink call. EarthLink recommends dialing into the call approximately 10 minutes prior to the scheduled start time. Investors also will have the opportunity to listen to a live Webcast of the conference call via the Internet at the following site:

http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=ELNK&script=2100.

        A taped replay will be available beginning at 11:30 a.m. EDT on July 22 through midnight on July 29, 2003 by dialing 1-800-642-1687. International callers should dial 1-706-645-9291. The replay confirmation code is 1599217.

        The Webcast of this call will be archived on our site at: http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=ELNK&script=1100.

About EarthLink

        EarthLink is the Internet service provider (ISP) solution for an impatient world. Headquartered in Atlanta, EarthLink has earned a national reputation for outstanding customer service and its suite of online products and services. According to J.D. Power and Associates, EarthLink is ranked Highest in Customer Satisfaction Among Dial-up ISPs and tied in the ranking for Highest Customer Satisfaction Among High-Speed ISPs. Serving approximately five million subscribers, EarthLink offers what every user should expect from their Internet experience: high-quality connectivity, minimal drop-offs and ISP-generated intrusions, and customizable features. Whether it's dial-up, high-speed, Web hosting or wireless Internet service, EarthLink provides the tools that best let individuals use and enjoy the Internet on their own terms. Learn more about EarthLink through its Core Values and Beliefs [http://www.earthlink.net/about/ourvalues/cvb/index.html] or by calling (800) EARTHLINK and visiting EarthLink's Web site at www.earthlink.net.

# # #

Cautionary Information Regarding Forward-Looking Statements

        This earnings release includes "forward-looking" statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described. Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. With respect to such forward- looking statements, the company seeks the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation, (1) that we may not be able to successfully implement our broadband strategy which would materially and adversely affect our subscriber growth rates and future overall revenues; (2) that we may not successfully enhance existing or develop new products and services in a cost-effective manner to meet customer demand in the rapidly evolving market for Internet services; (3) that our service offerings may fail to be competitive with existing and new competitors; (4) that competitive product, price or marketing pressures could cause us to lose existing customers to competitors, or may cause us to reduce, or prevent us from raising, prices for our services; (5) that our commercial and alliance arrangements, including marketing arrangements with Apple and Sprint, may be terminated or may not be as beneficial to us as management anticipates; (6) that declining levels of economic activity, increasing maturity of the market for Internet access, or fluctuations in the use of the Internet could negatively impact our subscriber growth rates and incremental revenue levels; (7) that we may experience other difficulties that limit our growth potential or lower future overall revenues; (8) that service interruptions could harm our business; (9) that we are not profitable and may never achieve profitability; (10) that our third party network providers may be unwilling or unable to provide Internet access; (11) that we may be unable to maintain or increase our customer levels if we do not have uninterrupted and reasonably priced access to local and long-distance telecommunications systems for delivering dial-up and/or broadband access, including, specifically, that integrated local exchange carriers and cable companies may not provide last mile broadband access to the company on a wholesale basis or on terms or at prices that allow the company to grow and be profitable in the broadband market; (12) that we may not be able to protect our proprietary technologies or successfully defend infringement claims and may be required to enter licensing arrangements on unfavorable terms; (13) that government regulations could force us to change our business practices; (14) that we may not experience the level of benefits we expect in connection with streamlining our call centers and may not otherwise be able to contain our costs; and (15) that some other unforeseen difficulties may occur. This list is intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. These factors are not intended to represent a complete list of all risks and uncertainties inherent in the company's business, and should be read in conjunction with the more detailed cautionary statements included in EarthLink's other filings with the Securities and Exchange Commission.

Consolidated Financial Highlights

	Three Months Ended June 30,				Six Months Ended June 30,
	2002	Percent of Total Revenues	2003	Percent of Total Revenues	2002	Percent of Total Revenues	2003	Percent of Total Revenues
	(dollars in thousands, except per share data)
Statement of Operations Data
Revenues:
Narrowband access	$260,684	78%	$245,417	70%	$523,424	78%	$498,882	71%
Broadband access	57,863	17%	88,536	25%	111,817	17%	169,889	24%
Web hosting	13,665	4%	12,368	3%	27,145	4%	25,219	3%
Content, commerce and advertising	3,247	1%	5,932	2%	6,483	1%	12,012	2%

Total revenues	335,459	100%	352,253	100%	668,869	100%	706,002	100%
Cost of revenues:
Telecommunications service and equipment costs (1)	135,295	40%	136,517	39%	270,147	40%	268,063	38%
Cost of sales incentives	9,481	3%	5,175	1%	27,155	4%	10,515	1%

Total cost of revenues	144,776	43%	141,692	40%	297,302	44%	278,578	39%
Operating costs and expenses:
Operations and customer support	81,111	24%	71,770	20%	165,113	25%	154,443	22%
General and administrative	30,559	9%	33,832	10%	59,548	9%	67,148	10%

	256,446	76%	247,294	70%	521,963	78%	500,169	71%

Operating contribution	79,013	24%	104,959	30%	146,906	22%	205,833	29%
Sales and marketing	93,563	28%	94,976	27%	184,140	27%	196,414	28%
Facility exit costs (2)	—	0%	—	0%	—	0%	36,596	5%
Acquisition-related amortization (3)	24,002	7%	25,923	8%	59,615	9%	52,752	7%

	117,565	35%	120,899	35%	243,755	36%	285,762	40%

Loss from operations	(38,552)	-11%	(15,940)	-5%	(96,849)	-14%	(79,929)	-11%
Interest and other income, net	3,702	1%	1,461	1%	7,422	1%	3,517	0%

Net loss	(34,850)	-10%	(14,479)	-4%	(89,427)	-13%	(76,412)	-11%
Deductions for accretion dividends (4)	(5,509)	-2%	(842)	0%	(11,622)	-2%	(4,586)	0%

Net loss attributable to common stockholders	$(40,359)	-12%	$(15,321)	-4%	$(101,049)	-15%	$(80,998)	-11%

Basic and diluted net loss per share	$(0.27)		$(0.10)		$(0.68)		$(0.52)

Weighted average common shares outstanding	150,226		156,388		149,327		154,888

Other Financial Data
Net earnings (loss) before facility exit costs, acquisition-related amortization and accretion dividends (a non-GAAP measure) (5):
Net loss	$(34,850)		$(14,479)		$(89,427)		$(76,412)
Facility exit costs (2)	—		—		—		36,596
Acquisition-related amortization (3)	24,002		25,923		59,615		52,752

Net earnings (loss) before facility exit costs, acquisition-related amortization and accretion dividends (5)	$(10,848)	-3%	$11,444	3%	$(29,812)	-4%	$12,936	2%

Diluted net earnings (loss) per share before facility exit costs, acquisition-related amortization and accretion dividends (5),(6)	$(0.07)		$0.07		$(0.20)		$0.08

Weighted average common shares outstanding used to compute diluted earnings (loss) per share before facility exit costs, acquisition-related amortization and accretion dividends (6)	150,226		162,605		149,327		167,417

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA," a non-GAAP measure) (5):
EBITDA before facility exit costs (Adjusted EBITDA) (5)	$11,974		$29,828		$18,516		$51,846

Reconciliation of net loss to EBITDA (5):
Net loss	$(34,850)		$(14,479)		$(89,427)		$(76,412)
Depreciation and amortization	50,526		45,768		115,365		95,179
Interest and other income, net	(3,702)		(1,461)		(7,422)		(3,517)
Facility exit costs (2)	—		—		—		36,596

EBITDA before facility exit costs (Adjusted EBITDA) (5)	$11,974	4%	$29,828	8%	$18,516	3%	$51,846	7%

Depreciation and amortization:
Depreciation — cost of revenues	$10,799		$10,029		$22,562		$21,418
Depreciation—other	15,725		9,816		33,188		21,009
Acquisition-related amortization (3)	24,002		25,923		59,615		52,752

Depreciation and amortization	$50,526		$45,768		$115,365		$95,179

Gross Margins Before Sales Incentives (5)
Total revenues	$335,459		$352,253		$668,869		$706,002
Total cost of revenues	$144,776		$141,692		$297,302		$278,578
Sales incentives	(9,481)		(5,175)		(27,155)		(10,515)

Telecommunications service and equipment costs (1)	135,295		136,517		270,147		268,063
MailStation write-down (1)	—		(4,849)		—		(4,849)

Telecommunications service and equipment costs before MailStation write-down (1)	$135,295		$131,668		$270,147		$263,214

Gross margins before sales incentives (5)	$200,164	60%	$215,736	61%	$398,722	60%	$437,939	62%

Gross margins before sales incentives and MailStation write-down (5)	$200,164	60%	$220,585	63%	$398,722	60%	$442,788	63%

Other Data
	June 30, 2002		December 31, 2002		March 31, 2003		June 30, 2003
Key Operating Data:
Narrowband subscribers	4,082,000		4,035,000		3,961,000		3,881,000
Broadband subscribers	604,000		779,000		891,000		993,000
Web hosting accounts	174,000		173,000		169,000		165,000

Total subscriber count at end of period	4,860,000		4,987,000		5,021,000		5,039,000
Number of employees at end of period (7)	6,139		5,106		4,169		3,794
	June 30, 2002	December 31, 2002	March 31, 2003	June 30, 2003
Balance Sheet Data:
Cash and marketable securities	$556,538	$515,437	$497,677	$456,039
Stockholders' equity	763,751	692,300	613,259	543,659

Reconciliation of Guidance Provided in Non-GAAP Measures (amounts are estimates) (5)

	Three Months Ending September 30, 2003	Three Months Ending December 31, 2003	Year Ending December 31, 2003
	(estimated, in millions)
Net loss	($18)-($11)	($6)-$1	($86)-($100)
Interest and other income, net	(1)	(1)	(6)
Facility exit costs	—	—	37
Acquisition-related amortization	23	11	87
Depreciation	20-21	20-21	82-84

EBITDA before facility exit costs (Adjusted EBITDA) (5)	$25-$31	$25-$31	$102-$114

1.
During the three months ended June 30, 2003, the Company decided to cease marketing its MailStation products and services, and accordingly, the Company reduced the carrying value of its MailStation hardware, including inventory on hand and in the retail channels, to its estimated net realizable value. The resulting write-down of MailStation hardware of $4.8 million is included in telecommunications service and equipment costs for the three and six months ended June 30, 2003.

2.
On January 28, 2003, EarthLink announced a plan to streamline its call center facilities to increase operational efficiencies and reduce costs. In connection with the plan, EarthLink closed its call center operations in Seattle, Washington; Dallas, Texas; Sacramento, California; and Pasadena, California. Customer inquiries previously handled by these facilities have been transitioned to the Atlanta, Georgia; Harrisburg, Pennsylvania; and Roseville, California call center facilities as well as to outsourced call center providers. The plan directly impacted approximately 1,220 employees and resulted in a net reduction of approximately 920 employees, primarily customer support personnel. As a result of the plan, EarthLink recorded facility exit costs of $36.6 million which are comprised of the following items (in thousands):

Severance, employee and personnel related costs	$10,737
Real estate and service termination costs	18,207
Fixed asset impairments	7,652

Total facility exit costs	$36,596

3.
Represents amortization of acquired customer bases for the three and six month periods ended June 30, 2002 and 2003 resulting from the acquisitions of the NETCOM On-Line Communications Services, Inc. customer base and OneMain.com, Inc. in February 1999 and September 2000, respectively, and other smaller acquisitions.

4.
Reflects the accretion of Liquidation Dividends on Series A and B convertible preferred stock at a 3% annual rate, compounded quarterly, and the accretion of a dividend related to the beneficial conversion feature in accordance with EITF 98-5. During the six months ended June 30, 2003, all remaining Series A and B convertible preferred stock were converted to common stock, and as a result, there are currently no outstanding shares of convertible preferred stock.

5.
Net earnings (loss) before facility exit costs, acquisition-related amortization and accretion dividends, including the related diluted per share amounts, and earnings before depreciation and amortization, interest income and expense (EBITDA), and facility exit costs (Adjusted EBITDA) are non-GAAP measures and are not determined in accordance with accounting principles generally accepted in the United States. These financial performance measures are not indicative of cash provided or used by operating activities and may differ from comparable information provided by other companies, and they should not be considered in isolation, as an alternative to, or more meaningful than measures of financial performance determined in accordance with accounting principles generally accepted in the United States. These financial performance measures are commonly used in the industry and are presented because EarthLink believes they provide relevant and useful information to investors. Since the elements of these financial performance measures are determined using the accrual basis of accounting and exclude the effects of certain capital, financing, acquisition-related and facility exit costs, investors should use them to analyze and compare companies on the basis of current period operating performance. EarthLink utilizes and has disclosed these financial performance measures to provide additional information with respect to its ability to meet future capital expenditures and working capital requirements, to incur indebtedness if necessary, and to fund continued growth.

  Gross margins before sales incentives is also a non-GAAP measure and is not determined in accordance with accounting principles generally accepted in the United States. EarthLink utilizes and has presented gross margins before sales incentives to allow investors to analyze margins on direct telecommunications service and equipment costs incurred to generate revenues. Gross margins before sales incentives should not be considered in isolation, as an alternative to or more meaningful than measures of financial performance determined in accordance with accounting principles generally accepted in the United States and may differ materially from comparable information provided by other companies.

6.
The weighted average common shares outstanding used to calculate diluted net earnings per share before facility exit costs, acquisition-related amortization and accretion dividends for the three and six months ended June 30, 2003 includes the effect of dilutive common stock equivalents, including convertible preferred stock on an as converted basis as well as "in-the-money" options outstanding. Common stock equivalents are not included in the weighted average common shares outstanding for the three and six months ended June 30, 2002 because the effect would be anti-dilutive.

7.
Represents full-time equivalents.

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EARTHLINK REPORTS RESULTS FOR SECOND QUARTER 2003
Consolidated Financial Highlights